Exhibit 10.2
LCI INDUSTRIES
2018 OMNIBUS INCENTIVE PLAN

Performance Stock Unit Award Agreement

LCI Industries (the “Company”), pursuant to its 2018 Omnibus Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Annex A, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:	________________________
Target Number of Performance Stock Units:	________
Grant Date:	_________________
Measurement Period:	___________________
Scheduled Vesting Date:
The number of Units determined in accordance with Annex A to have been earned as of the end of the Measurement Period will vest* on ________________, subject to earlier vesting or termination as provided in the attached Terms and Conditions

Performance Goals:	See Annex A
* Assumes your Service has been continuous from the Grant Date to the vesting date.

        By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents. With respect to this Award, if there is any conflict between the provisions of this Agreement and any other agreement between you and the Company (including any employment agreement), the provisions of this Agreement will govern.

PARTICIPANT:     LCI INDUSTRIES:

              By:

              Title:

LCI INDUSTRIES
2018 Omnibus Incentive Plan
Performance Stock Unit Award Agreement

Terms and Conditions

1.Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between ___% and ___% of the Target Number of Units (excluding any dividend equivalent Units credited to you pursuant to Section 6 below). Each Unit that is earned as a result of the performance goals specified in Annex A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Section 4.

3. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 5.

4. Vesting and Forfeiture of Units. Subject in all cases to Section 8 of this Agreement, the Units shall vest at the earliest of the following times and to the degree specified.

(a)Determination of Units Earned; Scheduled Vesting. The Committee will determine (i) the degree to which the applicable performance goals for the Measurement Period have been satisfied, and (ii) the number of Units that have been earned during the Measurement Period, each as determined in accordance with Annex A, typically following the Measurement Period (and in any event no later than _______________). The earned Units, if any, will vest on the earlier of (i) the Scheduled Vesting Date set forth on the cover page of this Agreement and (ii) the occurrence of an event described in Section 4(b)-(f), so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date.

(b)Disability. If your Service terminates by reason of your Disability prior to the Scheduled Vesting Date, then the number of Units deemed earned and vested shall be determined as follows: (i) if your termination of Service due to Disability occurs before _______________, the Target Number of Units, prorated to reflect the portion of the period of __________________ (the “Proration Period”) that had passed prior to the date of the termination of your Service; and (ii) if your termination of Service due to Disability occurs on or after _____________, the number of Units will be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A. The Units earned and calculated as set forth above shall be fully vested as of the date of your termination of Service due to Disability.

(c)Death. If you die prior to the Scheduled Vesting Date, then the number of Units deemed earned and vested shall be determined as follows: (i) if your death occurs before ________________, the Target Number of Units, prorated to reflect the portion of the Proration Period that had passed prior to the date of your death; and (ii) if your death occurs on or after _________________, the number of Units will be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A. The Units earned and calculated as set forth above shall be fully vested as of the date of your death.

(d) Retirement. If your Service terminates by reason of your Approved Retirement (as defined in Section 9) prior to the Scheduled Vesting Date but on or after _________________, then the number of Units deemed earned and vested shall be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A. The Units earned and calculated as set forth above shall be fully vested as of the date of your Approved Retirement.

(e) Qualifying Termination. If your Service is terminated by the Company without Cause, or is terminated by you for Good Reason (as defined in Section 9 below) (and such termination does not occur within twenty-four (24) months after a Change in Control, which termination is governed by Section 4(f) hereof) prior to the Scheduled Vesting Date but on or after _______________, then the number of Units deemed earned and vested shall be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A. The Units earned and calculated as set forth above shall be fully vested as of the date of your termination of Service.

(f) Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the Scheduled Vesting Date, the following provisions shall apply:
(i)If, within twenty-four (24) months after a Change in Control (A) described in paragraphs (1) or (2) of Section 2(g) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (3) of Section 2(g) of the Plan and in connection with which the surviving or successor entity (or its Parent) has continued, assumed or replaced this Award, you experience an involuntary termination of Service for reasons other than Cause or you terminate your Service for Good Reason, then the Units shall be deemed to have been earned and vested as of such termination date to the degree and in the manner provided in Section 4(f)(iii).
(ii)If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then the Units shall be deemed to have been earned and vested immediately prior to the effective time of the Corporate Transaction to the degree and in the manner provided in Section 4(f)(iii).
(iii) The number of Units that would be deemed earned and vested pursuant to Section 4(f)(i) and Section 4(f)(ii) will be equal to (A) if the accelerated vesting event occurs before _____________, the Target Number of Units, prorated to reflect the portion of the Proration Period that had passed prior to the date of the Change in Control or the termination of Service, as applicable, or (B) if the accelerated vesting event occurs on or after _____________, the number of Units will be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A.
(g)Forfeiture of Unvested Units. Any Units that do not vest on the applicable vesting date as provided in Sections 4(a) through (f) shall immediately be forfeited. If your employment terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through (f), all unvested Units shall immediately be forfeited.

5. Settlement of Units. Subject to Section 8 below, as soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the applicable vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

6. Dividend Equivalents. The following provisions shall apply if the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding.

(a)Prior to Scheduled Vesting Date. Prior to the Scheduled Vesting Date, on each dividend payment date, a dividend equivalent dollar amount equal to the Target Number of Units pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your performance stock unit account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the applicable dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.

(b)As of Scheduled Vesting Date. As of the Scheduled Vesting Date, you will be credited with an additional number of Units if and to the extent that your performance stock unit account would have been credited with additional Units under Section 6(a) had the determination of additional Units in Section 6(a) been based on the actual number of Units earned under this Agreement, as determined by the Committee in accordance with Annex A. The calculation of such additional number of Units pursuant to this Section 6(b) will be determined according to the same formula as set forth in Section 6(a). The additional number of Units credited pursuant to this Section 6(b) will be fully vested and subject to settlement at the same time as the underlying Units as provided in Section 5 above.

7. Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a Fair Market Value equal to the amount of such withholding tax obligations by notifying the Company of such election.
8. Forfeiture of Award and Compensation Recovery.
(a) Financial Restatements. In the event of a restatement of the Company’s financial statements, the Committee shall have the right to review this Award, the amount, payment or vesting of which was based on an entry in the financial statements that is the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of this Award should have been paid or vested, it may (i) cancel all or any portion of this Award and (ii) require you or any other person to whom any payment has been made or shares or other property have been transferred in connection with this Award to forfeit and pay over to the Company, on demand, all or any portion of the value realized (whether or not taxable) on the vesting or payment of this Award.

(b) Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, (i) if you cease to be Service Provider because your Service is terminated for Cause, (ii) if the Committee determines that the payment of the Award was based on an incorrect determination that financial or other criteria were met, (iii) if you breach any of the covenants or provisions described in Section 8(c) below unless compliance with the applicable portion of such covenants has been waived in writing by the Committee in its discretion, or (iv) if you breach any other agreement between you and the Company, including, without limitation, any employment agreement, then, in the discretion of the Committee: (A) any unsettled portion of this Award may be reduced, cancelled or forfeited, and (B) any settled portion of this Award may be rescinded and recovered within one (1) year after the Company becomes aware of such activity, conduct or event. The Company shall notify you in writing of any such reduction, cancellation, forfeiture, rescission or recovery. Immediately after receiving such notice, you shall forfeit this Award as well as the right to receive Shares that have not yet been issued pursuant to Section 5 to the extent indicated therein. If the written notice mandates the rescission or recovery of any settled portion of this Award, then within ten (10) days of the date of such notice, you are required to (y) return to the Company the number of Shares that you received upon settlement of this Award which have not been sold and (z) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective settlement dates of the underlying Units (with respect to Shares received hereunder that you previously sold). The Company also shall be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

(c)Restrictive Covenants.

(1)  Non-Disclosure and Return of Confidential Information. You have or will be given access to and provided trade secrets, confidential and proprietary information, and other non-public information and data of or about the Company (and its Affiliates) and its business (“Confidential Information”) in the course of your Service which is of unique value to the Company. Examples of Confidential Information include, without limitation: confidential business or manufacturing processes; research and development information; inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; information received from or about third parties that the Company is obligated to keep confidential; supplier and vendor lists; and other information which is not generally available to the public. You agree not to disclose, publish or use

Confidential Information, either during or after your Service is terminated, except (1) as necessary to perform your duties during your term of Service, (2) as the Company may consent in writing, (3) as required by law or judicial process, provided you (unless prohibited by applicable law) promptly notify the Company in writing of any subpoena or other judicial request for disclosure involving Confidential Information or trade secrets, and reasonably cooperate with any effort by the Company to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (4) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and you understand that you will not be relieved of your obligations if the Confidential Information loses its confidential nature because of a breach of any of your obligations to the Company or its Affiliates). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then your obligations with respect to such information will be in effect during your term of Service and for three (3) years thereafter. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your Service. Notwithstanding anything to the contrary herein or in any policy of the Company, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and you file a lawsuit against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (x) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (y) you do not otherwise disclose the trade secret or confidential information except as required by court order.
(2) No Solicitation of or Competitive Business with Customers. During the Restricted Period, you shall not, directly or indirectly, (i) provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the provision, sale or marketing of any Competitive Product to any Customer with respect to whom, at any time during the twenty-four (24) months immediately preceding the termination of your Service, you sold, provided, or assisted in or supervised the sale or provision of, any products or services on behalf of the Company (or an Affiliate), you designed, developed or manufactured, or assisted in or supervised the design, development or manufacture of any product on behalf of the Company (or an Affiliate), you had any business contact on behalf of the Company (or an Affiliate), you had any relationship, business development, sales, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Company (or an Affiliate), or you had access to, or gained knowledge of, any Confidential Information concerning the Company’s (or an Affiliate’s) business with such Customer, or (ii) otherwise solicit or communicate with any such Customer for the purpose of selling or providing any Competitive Product. For avoidance of doubt, the foregoing covenant prohibits, among other things, you from being employed or engaged by or providing Competitive Services to any Customer in any manner in which you will be developing, producing, providing, or managing the development, production or provision of, any Competitive Product to or for the benefit of such Customer if such Competitive Product displaces, diminishes the need for, or serves as a substitute for, any products that the Company or any of its Affiliates provided, or could provide, to such Customer.
(3) No Solicitation of or Competitive Business with Restricted Prospective Customers. During the Restricted Period, you shall not, directly or indirectly, (i) provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the provision, sale or marketing of any Competitive Product to any Restricted Prospective Customer or (ii) otherwise solicit or communicate with any Restricted Prospective Customer for the purpose of selling or providing any Competitive Product. For avoidance of doubt, the foregoing covenant prohibits, among other things, you from being employed or engaged by or providing Competitive Services to any Restricted Prospective Customer in any manner in which you will be developing, producing, providing, or managing the development, production or provision of, any Competitive Product to or for the benefit of the Restricted Prospective Customer if such Competitive Product displaces, diminishes the need for, or serves as a substitute for, any product that the Company or any of its Affiliates provided, or could provide, to such Restricted Prospective Customer.

(4) No Hire. During the Restricted Period, you shall not, directly or indirectly: (i) solicit, recruit, hire, employ, engage the services of or attempt to hire, employ or engage the services of any individual who is an employee or contractor of the Company or an Affiliate (or who was, within the six (6) months prior to the termination of your Service, an employee or contractor of the Company or an Affiliate); (ii) assist any person or entity in the recruitment, hiring or engagement of any individual who is an employee or contractor of the Company or an Affiliate (or who was, within the six (6) months prior to the termination of your Service, an employee or contractor of the Company or an Affiliate); (iii) urge, induce or seek to induce any individual to terminate his/her employment or engagement with the Company or an Affiliate; or (iv) advise, suggest to or recommend to any Competitor or other entity with which you are employed or otherwise associated that it employ, engage the services of or seek to employ or engage the services of any individual who is an employee or contractor of the Company or an Affiliate (or who was, within the six (6) months prior to the termination of your Service, an employee or contractor of the Company or an Affiliate).
(5) No Competition. During the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company or an Affiliate, including as a proprietor, principal, agent, partner, officer, director, shareholder, employee, member of any association, consultant or otherwise, perform Competitive Services in the Restricted Area for or on behalf of any Competitor, with respect to Competitive Products.
(6) Non-Disparagement. During your term of Service and afterward, you shall not, directly or indirectly, criticize, make any negative comments about or otherwise disparage the Company, its Affiliates or any persons or entities associated with any of them, whether orally, in writing, electronically or otherwise, directly or by implication, to any person or entity, including Company customers or agents; provided, however, that nothing in this Section 8(c)(6) is intended to prohibit you from (A) making any disclosures or statements in good faith in the normal course of performing your duties or responsibilities for the Company during your Service; (B) making any disclosures as may be required or compelled by law or legal process; or (C) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company.

(7) No Injurious, Detrimental or Prejudicial Conduct. Except as otherwise permitted in Section 8(c)(6), during your term of Service or afterward, you shall not, directly or indirectly, engage in any conduct or inaction, or omit to take any action, which conduct, action or inaction is reasonably determined by the Committee to be injurious, detrimental or prejudicial to the business or reputation of the Company or its Affiliates or any interest of the Company and its Affiliates, including, but not limited to, a violation of any material Company or Affiliate policy or a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.
(d)Compensation Recovery Policy. In addition to those provisions in Sections 8(a), 8(b) and 8(c), to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
(e)Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 8 are in addition to, and not in lieu of, any and all other legal and/or equitable remedies, including without limitation, injunctive relief, that may be available to the Company in connection with your breach of Section 8(c), and the Company reserves it rights to pursue all such remedies.  You acknowledge and agree that your breach of Section 8(c) will cause irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, you agree that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or enjoin such breach, in addition to all other remedies which may be available to the Company.

9. Definitions.
(a) Affiliate. “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, is owned or controlled by, owns or controls, or is under common ownership or control with, the Company; for this purpose, “control” of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
(b) Approved Retirement. “Approved Retirement” means any voluntary termination of employment on or after the date on which the sum of your age and years of employment with the Company or its Affiliates equals at least sixty-five (65) with the approval of the Committee, or any other termination of employment that the Committee determines to qualify as an Approved Retirement.
(c) Competitive Products. “Competitive Products” are products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Company or its Affiliates in its business, including but not limited to products: (i) regarding which you performed any services for the Company or its Affiliates at any time during the twenty-four (24) month period immediately preceding the termination of your Service; and/or (ii) about which you had access to any Confidential Information at any time during the twenty-four (24) month period immediately preceding the termination of your Service.

(d) Competitive Services. “Competitive Services” means services performed in any of the following capacities or functions: (i) any capacity or function that is the same or similar to that in which you worked for or on behalf of the Company or its Affiliates at any time during the twenty-four (24) month period immediately preceding the termination of your Service; (ii) any officer, director or executive capacity or function; (iii) any sales capacity or function; (iv) any marketing or business development capacity or function; (v) any managerial capacity or function; (vi) any product development capacity or function; (vii) any consulting capacity or function; (viii) any ownership capacity, except not including your ownership as a passive investment of up to one percent (1%) of any class of securities listed or admitted to trading on a national securities exchange or otherwise regularly traded in a public market; (ix) any capacity or function in which you likely would inevitably use or disclose the Company’s or any Affiliate’s trade secrets and/or Confidential Information; (x) any capacity or function in which the customer goodwill you helped to develop for or on behalf of the Company or its Affiliates would facilitate or support your work for or on behalf of the Competitor; and/or (xi) any capacity or function in which your knowledge of the Confidential Information would facilitate or assist your work for or on behalf of the Competitor.
(e) Competitor. “Competitor” means any individual or entity (including a Customer) that engages in the business (in whole or in any part) of the Company or its Affiliates, and which provides products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Company or its Affiliates in its business, as of the date on which your Service terminates.
(f) Customer. “Customer” means any individual or entity as to which, with or to whom, within the twenty-four (24) month period immediately preceding the termination of your Service: (i) any products or services were provided by the Company, or (ii) any contract was entered into with the Company for the provision of any products or services.
(g) Good Reason. “Good Reason” means the existence of one or more of the following conditions without your written consent, so long as you provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition, the condition has not been remedied by the Company within 30 days after its receipt of such notice and you terminate your Service no later than 130 days after the condition’s initial occurrence: (i) a material reduction in your base salary other than in connection with a general reduction affecting a group of employees; (ii) a relocation of your primary work location by more than 100 miles; or (iii) any material reduction in your authority, duties or responsibilities.
(h) Restricted Area. Because of the nature of the Company’s business and the nature of your duties and responsibilities for the Company, your obligations under Section 8(c)(5) shall apply in each of the following geographic areas, which shall collectively be defined as the “Restricted Area”: (i) the State of Indiana; (ii) Elkhart County, Indiana, and the contiguous counties thereto (including the contiguous counties in the State of Michigan); and (iii) the area(s) within a 100 mile radius of any office, facility and/or manufacturing operation of the Company (or of any Affiliate) to which you were assigned to work or report, at which you worked or performed services or for which you were responsible, in whole or in part, for managing for or on behalf of the Company (or any Affiliate) as of the termination of your Service or at any time during the twenty-four (24) months immediately preceding the termination of your Service.
(i) Restricted Period. “Restricted Period” means during the term of your Service and for the [twelve (12)] [twenty-four (24)] month period immediately after the termination of your Service, regardless whether such termination was voluntary or involuntary.

(j) Restricted Prospective Customer. “Restricted Prospective Customer” means: (i) any person or entity whom you, on behalf of the Company (or any Affiliate), solicited, assisted in the solicitation of, or engaged in marketing, sales or business development efforts towards, at any time during the twelve (12) months immediately preceding the termination of your Service; and/or (ii) any person or entity to whom the Company (or any Affiliate) submitted a quotation, bid or sales proposal at any time during the twelve (12) months immediately preceding the termination of your Service if you were involved in or aware of such quotation, bid or sales proposal during your Service.
10. Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Vice President- Chief Legal Officer at the Company’s offices located at 4100 Edison Lakes Pkwy, Suite 210, Mishawaka, IN 46545, legal@lci1.com. All notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company’s records as your most recent mailing or email address.

11. Additional Provisions.
(a) Standing. The Company’s Affiliates are intended third-party beneficiaries of this Agreement and this Agreement may be enforced by the Company and/or its Affiliates, either singularly or jointly.

(b) No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(c) Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(d) Governing Law; Venue; Waiver of Jury Trial.  To the extent not pre-empted by federal law, this Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Each party hereto agrees that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in St. Joseph County, Indiana. Further, each party hereto irrevocably consents and submits to the personal jurisdiction and venue of such courts located in St. Joseph County, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in St. Joseph County, Indiana; provided, however, the foregoing shall not affect any applicable right a party may have to remove a legal action to federal court. EACH PARTY HERETO VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this

Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(f) Independent Covenants. To the extent you are or become subject to any other agreements with the Company or any Affiliate that contain restrictive covenants, including, but not limited to, any employment agreement, non-competition agreement, non-disclosure agreement or non-solicitation agreement, the restrictive covenants set forth in Section 8 of this Agreement are independent of, supplement and do not supersede such other agreements.

(g) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(h) Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(i) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Annex A
Performance Metric(s)